Rare Medium Group, Inc.                    Contact:
19 W. 44th St., Suite 507                  Robert Lewis
New York, New York 10036                   Senior Vice President and General
                                             Counsel
                                           212-730-7540
                                           info@raremedium.com

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        Rare Medium Group, Inc. Announces Acquisitions and Name Change


September 2, 2003, Rare Medium Group, Inc. (OTC BB: RRRR) announced today that it has executed definitive agreements to acquire two businesses and will change its name to SkyTerra Communications, Inc.

Through a newly formed subsidiary, the Company will acquire approximately 67% (on a fully diluted basis) of the outstanding equity of Verestar, Inc. from its current owner. Verestar is a leading global provider of integrated satellite and fiber services to government organizations, multi-national corporations, broadcasters and communications companies. By utilizing leased satellite and terrestrial capacity, its 6 teleports in the United States and Europe, and a team of 300 employees, Verestar designs, engineers and deploys managed networks for data, voice and video communications services. Headquartered in Fairfax, Virginia, Verestar currently is expected to generate over $130 million of annual revenues in 2003.

In announcing the signing, Jeffrey Leddy, the Company's Chief Executive Officer and President, commented, "Verestar is recognized as one of the top communications service providers in its industry. The core business of Verestar is solid and they are uniquely positioned to deliver innovative and reliable data, voice and video solutions to customers worldwide. We are committed to support management in growing the business in both existing and new markets, while also working to reduce operational expenses. We are optimistic about achieving those objectives and look forward to helping guide Verestar to a successful future."

Concurrent with execution of the definitive purchase agreement, the Company agreed to purchase a $2.5 million senior secured note. Closing of the transaction is subject to Verestar achieving certain concessions from its satellite and terrestrial vendors, approval by the Federal Communications Commission and other customary closing conditions. At closing the Company will provide nominal consideration to the existing owner of Verestar in exchange for its equity interest.

The Company also announced today that it has completed the acquisition of Electronic System Products, Inc. ("ESP") from its current owner. ESP is a 30-person engineering and product development firm, headquartered in Atlanta, Georgia. In announcing the acquisition of ESP, Mr. Leddy stated, "ESP gives us access to a team of world class engineers with experience in developing new devices for clients that exploit satellite and terrestrial communications technologies." Among their recent accomplishments, ESP's engineers created the patent pending, in-vehicle system for IQStat, Inc., an Atlanta based-privately held company that measures radio listening habits and transmits the data over a national wireless communication network to IQStat's operations center. IQ Stat intends to market the aggregated data to broadcasters and advertisers to allow real-time tracking of consumer behavior. The Company independently acquired approximately 5% of IQStat during the second quarter of 2003. ESP also holds 16% of IQStat, raising the Company's total stake in IQStat to 21% of the outstanding equity.

In connection with the transactions, the Company also announced that its Board of Directors had approved a change in the Company's name to SkyTerra Communications, Inc. The name change better reflects the new focus of the Company to offer a broad range of related space and terrestrial communications services and products. These include the MSV Joint Venture's satellite voice and data business, Verestar's global integrated satellite and fiber network services and ESP's product and engineering team. In addition, the Company has interests in early stage initiatives such as Miraxis and IQStat that the Company hopes will develop future product offerings. Finally, the Company expects to use its available cash to support these entities and pursue additional acquisitions that will complement its growing business.

In connection with the name change, which the Company expects to be effective prior to the end of the third quarter, the Company will be assigned a new trading symbol.


Caution Concerning Forward-Looking Statements
---------------------------------------------

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from these expectations due to our ability to close the Verestar purchase, which is subject to approval of the FCC and Verestar achieving concessions from its satellite and terrestrial vendors. Actual results may also differ materially from these expectations depending upon whether Verestar is able to meet its revenue projections and achieve profitability and our ability to assist Verestar in meeting these objectives. Other important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the ability of the MSV Joint Venture and Miraxis to finance and implement their business plans and our ability to manage the costs and growth of these businesses. Additional factors are detailed in the documents filed by Rare Medium Group with the Securities and Exchange Commission including but not limited to those contained under the Risk Factors section of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on February 28, 2003. The Company assumes no obligation to update any such forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.